Exhibit 99.3
CONSENT OF FRANKLIN M. BERGER
          In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by OXiGENE, Inc. (“OXiGENE”) with the Securities and Exchange Commission on November 30, 2009, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of OXiGENE effective upon the completion of the merger as described in the Registration Statement.

/s/ Franklin M. Berger
Name:	Franklin M. Berger
Date: November 30, 2009